Exhibit (11) - Computation of Earnings Per Share

                                      Three Months Ended          Nine Months Ended
                                         September 30                September 30
                                  -------------------------   -------------------------
                                       1999         1998          1999          1998
                                       ----         ----          ----          ----
Basic:

Average shares
  outstanding                      18,033,679    18,318,644    18,081,394    18,304,493

Net earnings applicable
  to common stock and
  common stock
  equivalents                     $ 2,850,000   $   929,000   $15,542,000   $11,520,000

Basic earnings per share          $      0.16   $      0.05   $      0.86   $      0.63


Diluted:
  Average shares
  outstanding                      18,033,679    18,318,644    18,081,394    18,304,493

Net effect of dilutive stock
  options based on treasury
  stock method using the
  average market price to
  common stock and common stock
  equivalents                          64,853        76,385        37,900       106,353
                                  -----------   -----------   -----------   -----------

Average number of common
  shares and common
  equivalent shares                18,098,532    18,395,029    18,119,294    18,410,846
                                  ===========   ===========   ===========   ===========

Net earnings applicable
  to common stock and
  common stock
  equivalents                     $ 2,850,000   $   929,000   $15,542,000   $11,520,000

Diluted earnings
  per share                       $      0.16   $      0.05   $      0.86   $      0.63
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